Exhibit 10.15

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (“Agreement”), is made and entered into as of February 27th, 2018 (“Effective Date”), by and between:

I. Baxter Healthcare Corporation, a company duly organized under the laws of Delaware, having a place of business at One Baxter Parkway, Deerfield, IL 60015 (“Baxter”); and

2. Regentis Biomaterials Ltd., a company duly organized under the laws of Israel with its principal place of business at 12 Ha’ilan, Northern Industrial Zone, P.O.Box 260, Or-Akiva, 3060000, Israel (“Regentis”).

Each of Baxter and Regentis shall sometimes be referred to as a “Party” and collectively, as the “Parties”.

WHEREAS, Baxter and Teva Medical (Marketing) Ltd. (“Teva”) are parties to a Distribution Agreement dated January 21, 1998 (“Distribution Agreement”) pursuant to which Teva is Baxter’s exclusive agent in Israel for distribution of certain products, including Baxter’s Tisseel products; and

WHEREAS, Baxter, Regentis and Teva entered into a supply agreement dated July 15, 2008, which was amended and restated on January 6, 2009, (the “Supply Agreement”) for supply of Tisseel to Regentis for manufacture of Regentis’s product for animal and human clinical research use and clinical studies (the “Regentis Clinical Product”); and

WHEREAS, Regentis intends to purchase, from Teva, Tisseel for manufacture of Regentis’s product for commercial promotion and sale (the “Regentis Commercial Product”); and

WHEREAS, Regentis wishes to obtain from Baxter, and Baxter wishes to provide, certain services in connection with the supply of Tisseel for the Regentis Commercial Product, and the Parties wish to otherwise agree on certain rights and responsibilities pertaining to such supply.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein the Parties hereby agree as follows:

1.	The Supply Agreement will continue to govern the Parties’ rights and responsibilities concerning Tisseel used in the Regentis Clinical Product. This Agreement will govern the Parties’ rights and responsibilities concerning Tisseel used in the manufacture of the Regentis Commercial Product. This Agreement imposes no obligation on Baxter to supply Tisseel to Regentis for the Regentis Commercial Product, via the Distribution Agreement or otherwise. This Agreement imposes no obligation on Regentis to purchase Tisseel from Baxter or Teva for the Regentis Commercial Product.

2.	The term of this Agreement shall commence on the Effective Date and shall remain in full force and effect for five (5) years (the “Initial Term”). Thereafter, this agreement shall renew automatically for further consecutive terms of five (5) years each (the Initial Term collectively with each additional term shall be referred to as the “Term”), unless either Party desires to terminate this agreement by written notice at least two (2) years in advance. Either Party may terminate this Agreement thirty (30) days after written notice to the other Party of a material breach of the Agreement by such other Party, unless such breach is cured within such thirty (30) day period.

3.	The Parties have executed a Quality Agreement dated February 27th, 2018 that is attached as Exhibit A and hereby incorporated by reference into this Agreement.

4.	(a) From time to time as reasonably requested by Regentis and approved by Baxter, Baxter shall provide to Regentis the quality, regulatory, and technical support set forth in the Quality Agreement for the Regentis Commercial Product, up to a maximum aggregate of forty (40) man-hours per calendar year for all such support. In consideration of receipt and availability of such support, Regentis shall pay Baxter $60,000 per year until such time that Regentis receives FDA approval to market the Regentis Commercial Product in the U.S. Thereafter, Regentis shall pay Baxter $200,000 per year during the Term of this Agreement. For the avoidance of doubt, such payments are due regardless of whether Regentis actually requests any support and/or purchases any Tisseel in a particular year. The first such payment shall be due thirty (30) days after the Effective Date, with such payment and corresponding support being pro-rated for the period of the calendar year remaining. Thereafter, such payments are due by January 15 each year except that in the year that Regentis receives FDA approval to market the Regentis Commercial Product in the U.S., Regentis shall pay the $140,000 balance for that year within thirty (30) days after such approval. (b) For any quality, regulatory, or technical support reasonably requested by Regentis and approved by Baxter in its sole discretion beyond forty (40) man-hours in any calendar year, Regentis will pay Baxter $2,500 per man-hour. Baxter will issue invoices for any such additional support monthly, and payments are due thirty (30) days from the invoice date.

5.	In connection with the support services provided by Baxter under this Agreement, including the Quality Agreement, Baxter may disclose confidential and/or proprietary information to Regentis (“Confidential Information”). Absent Baxter’s written consent Regentis shall not disclose Confidential Information to third parties. Regentis may use Confidential Information as necessary to secure and maintain regulatory approval for the Regentis Commercial Product, including, notwithstanding the preceding sentence, disclosing Con6dential Information to an appropriate regulatory body; provided that: (i) Regentis may not use Confidential Information for any other purpose; and (ii) if such use/disclosure would make any Confidential Information publicly available, Regentis must first obtain Baxter’s written consent.

6.	Baxter shall have no liability to Regentis whatsoever in connection with Regentis’s purchase of Tisseel from Teva, for third party claims or otherwise. Baxter’s sole liability to Regentis under this Agreement and the Quality Agreement shall be the re-performance of any service improperly rendered. IN NO EVENT WILL BAXTER BE LIABLE TO REGENTIS FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

7.	Regentis shall defend, indemnify, and hold harmless Baxter, its successors, assigns, affiliates, directors, officers, agents, and employees (collectively, “Indemnitees”) from and against any and all liabilities, losses, damages, and expenses (including attorneys’ fees) resulting from claims, demands, costs or judgments allegedly or actually arising out of or relating to Regentis’s purchase and use of Tisseel and/or the purchase, possession manufacture, packaging, distribution use, testing, sale, offer for sale, or other distribution of the Regentis Commercial Product.

8.	If at any time during the Term, Regentis decides in good faith to commence negotiations with any third party for the acquisition of all or substantially all of Regentis’s stock or assets, Regentis shall provide a written notice to Baxter at least ten (10) business days in advance of commencing such negotiations.

9.	This Agreement together with the Quality Agreement constitutes the entire agreement between the Parties relating to the subject matter herein, and all prior proposals, discussions and writings by and between the Parties relating to the subject matter herein are superseded hereby. None of the terms of this Agreement shall be deemed to be waived by either Party or amended unless such waiver or amendment is written and signed by both Parties.

10.	In the event any portion of this Agreement is declared void or invalid by a court or tribunal of competent jurisdiction, such provision shall be modified or severed from this Agreement, and the remaining provisions shall remain in effect unless the effect of such severance would be to alter substantially this Agreement or the obligations of the Parties, in which case this Agreement may be immediately terminated.

11.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to any rules of conflict of laws. This Agreement shall not be construed against the party preparing it but shall be construed as if the parties jointly prepared it.

12.	This Agreement shall not be assignable without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that Baxter may assign the Agreement in connection with a transfer of the business to which this Agreement pertains or to a parent corporation or affiliate under common ownership.

13.

All notices to either Party hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such Party or sent to such Party by email or by facsimile transmission with confirmation of receipt or by registered or certified mail, postage prepaid to the addresses listed above

Communication between Parties shall be to the following:

To Baxter	To Regentis:
Patrick Boyd	Alastair Clemow
Senior Director, US Market Development	President & CEO
Baxter Healthcare Inc.	Regentis Biomaterials, Ltd
Tel: 847 846 7626	Tel: 609 759 01313
email: Patrick.boyd@baxter.com	email: aclemow@regentis.co.il

Or to such other individuals as the Parties provide notice of.

14.	This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date,

Regentis Biomaterials Ltd.		Baxter Healthcare Corporation

By:		By:
Name:	Alastrair Clemow, Ph.D.	Name:
Title:	President & CEO	Title:
Date:	February 27th, 2018	Date:

Exhibit A

Quality Agreement